Exhibit 23 (a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Corporation’s Registration Statements on Form S-3 (Nos. 333-202290 and 333-202278) and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, 333-144047, 333-175680, 333-181752, and 333-197629) of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of PPL Corporation and the effectiveness of internal control over financial reporting of PPL Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 19, 2016